Exhibit (a)(16)
Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series B Preferred Stock Purchase Rights)
of
HARDINGE INC.
at
$10.00 NET PER SHARE
by
HELEN ACQUISITION CORP.
a wholly owned subsidiary of
INDÚSTRIAS ROMI S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON MAY 26, 2010, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY INDÚSTRIAS ROMI S.A. (“PARENT”) OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF HARDINGE INC. (THE “COMPANY”) ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE SERIES B PREFERRED STOCK PURCHASE RIGHTS (THE “RIGHTS”) ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF FEBRUARY 18, 2010, BETWEEN THE COMPANY AND COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT)), (II) HELEN ACQUISITION CORP. (“PURCHASER”) BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE COMPANY’S BOARD OF DIRECTORS HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (AS DEFINED HEREIN), (III) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED BY THE COMPANY’S BOARD OF DIRECTORS FOR PURPOSES OF ARTICLE NINE OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (“ARTICLE NINE”), OR THAT THE PROVISIONS OF ARTICLE NINE ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER, AND (IV) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED BY THE COMPANY’S BOARD OF DIRECTORS FOR PURPOSES OF SECTION 912 OF THE NEW YORK BUSINESS CORPORATION LAW, AS AMENDED (“SECTION 912”), OR THAT THE PROVISIONS OF SECTION 912 ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS AMENDED AND RESTATED OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

PARENT AND PURCHASER INTEND TO CONTINUE TO SEEK TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER, AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH

MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION NEGOTIATED BY PARENT, PURCHASER AND THE COMPANY.

THE DATE OF THE ORIGINAL OFFER TO PURCHASE IS MARCH 30, 2010. THE OFFER TO PURCHASE HAS BEEN AMENDED AND RESTATED AS OF MAY 10, 2010.

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Shares should either (i) complete and sign the accompanying Amended and Restated Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Amended and Restated Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. The associated Rights are currently evidenced by the certificates representing the Shares, and, by tendering Shares, a shareholder will also tender the associated Rights. If the Distribution Date (as defined in Section 3(a) of the Rights Agreement) occurs prior to the expiration of the Offer, shareholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

A shareholder who desires to tender Shares and whose certificates evidencing such Shares (and, if applicable, associated Rights) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Amended and Restated Offer to Purchase. Requests for additional copies of this Amended and Restated Offer to Purchase, the accompanying Amended and Restated Letter of Transmittal and the Amended and Restated Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS AMENDED AND RESTATED OFFER TO PURCHASE AND THE ACCOMPANYING AMENDED AND RESTATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:

May 10, 2010

SUMMARY TERM SHEET

Helen Acquisition Corp., a wholly owned subsidiary of Indústrias Romi S.A., is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Hardinge Inc. (together with the associated Series B Preferred Stock purchase rights) for $10.00 net per share in cash (subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and the accompanying Amended and Restated Letter of Transmittal. This summary term sheet highlights selected information from this Amended and Restated Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Amended and Restated Offer to Purchase and the accompanying Amended and Restated Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Amended and Restated Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•	We are Helen Acquisition Corp., a New York corporation and a wholly owned subsidiary of Indústrias Romi S.A. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

•	Indústrias Romi S.A. is a stock corporation organized under the laws of Brazil. Indústrias Romi S.A. manufactures machine tools, mainly lathes and machining centers, plastic injection and blow molding machines for thermoplastics and parts made of grey, nodular or vermicular cast iron, which are supplied rough or machined. The company’s products and services are sold globally and used by a variety of industries, such as the automotive, general consumer goods and industrial and agricultural machinery and equipment industries. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, and the Series B Preferred Stock purchase rights of Hardinge Inc. See the “Introduction” and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $10.00 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Amended and Restated Offer to Purchase and in the accompanying Amended and Restated Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” and Sections 1 and 5.

WHY ARE THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY BEING AMENDED AND RESTATED?

•	We are increasing the price per share to be paid pursuant to the offer from $8.00 to $10.00 per share, net to the seller in cash (subject to applicable withholding taxes), without interest. In addition, there have been material developments relating to our offer since it was commenced on March 30, 2010, including the satisfaction of the condition that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the offer, which we have previously reported in an amendment to our tender offer statement on Schedule TO that has been filed with the Securities and Exchange Commission. We have amended and restated the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery to reflect those developments. See the “Introduction.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	We are not obligated to purchase any shares of Hardinge Inc. common stock unless (i) there have been validly tendered and not property withdrawn prior to the expiration of the offer at least the number of shares of Hardinge Inc. common stock that, when added to the shares of Hardinge Inc. common stock already owned by Indústrias Romi S.A. or any of its subsidiaries, shall constitute two-thirds of the then outstanding shares of common stock of Hardinge Inc. on a fully diluted basis, (ii) we are satisfied, in our reasonable discretion, that Hardinge Inc.’s Board of Directors has redeemed the Series B Preferred Stock purchase rights or that the rights have been invalidated or are otherwise inapplicable to the offer and the merger, (iii) we are satisfied, in our reasonable discretion, that the offer and the merger have been approved by the Board of Directors of Hardinge Inc. for purposes of Article Nine of Hardinge Inc.’s Restated Certificate of Incorporation, as amended, or that the provisions of Article Nine of Hardinge Inc.’s Restated Certificate of Incorporation, as amended, are otherwise inapplicable to the offer and the merger, and (iv) we are satisfied, in our reasonable discretion, that the offer and the merger have been approved by the Board of Directors of Hardinge Inc. for purposes of Section 912 of the New York Business Corporation Law, as amended, or that the provisions of Section 912 of the New York Business Corporation Law are otherwise inapplicable to the offer and the merger. These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. Indústrias Romi S.A. will provide us with the funds necessary to purchase the shares in the offer, and has provided us with approximately $92 million to date. The offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No. Indústrias Romi S.A. will provide us with the funds necessary to purchase the shares in the offer from cash on hand. We have been organized solely in connection with this offer and have not carried on any activities other than in connection with this offer. Because the form of payment consists solely of cash that will be provided to us by Indústrias Romi S.A. and because of the lack of any relevant historical information concerning us, we do not think our financial condition is relevant to your decision to tender in the offer. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have at least until 5:00 p.m., New York City time, on May 26, 2010, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Amended and Restated Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	We may, without the consent of Hardinge Inc., but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied. In addition, we may extend the offer for a subsequent offering period of at least three business days. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform BNY Mellon Shareowner Services, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

•	complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary as set forth in Section 3;

•	tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

•	if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

IF I ALREADY TENDERED MY SHARES IN THE ORIGINAL OFFER, DO I HAVE TO DO ANYTHING NOW?

•	No. Shares previously tendered pursuant to the original Offer to Purchase and the original Letter of Transmittal or any amendments to those documents and not withdrawn constitute valid tenders for purposes of the offer. Therefore, shareholders who have validly tendered and not withdrawn their shares are not required to take any further action with respect to such shares in order to receive the revised offer price of $10.00 per share if shares are accepted for payment and paid for by us pursuant to the offer, except as may be required by the guaranteed delivery procedure if such procedure is utilized. See the “Introduction” and Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after May 29, 2010. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF HARDINGE INC. THINK OF THE OFFER?

•	Hardinge Inc.’s Board of Directors has rejected the offer and has advised Hardinge shareholders not to tender their shares in the offer. See the “Introduction.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If we accept for payment and pay for at least the number of shares that, when added to shares already owned by Indústrias Romi S.A. or any of its subsidiaries, shall constitute two-thirds of the then outstanding shares of common stock of Hardinge Inc. on a fully diluted basis, we will merge with and into Hardinge Inc. If the merger occurs, Hardinge Inc. will become a wholly owned subsidiary of Indústrias Romi S.A., and each issued and then outstanding share (other than any shares held in the treasury of Hardinge Inc., or owned by Indústrias Romi S.A., us or any of Indústrias Romi S.A.’s other subsidiaries and any shares held by Hardinge Inc. shareholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $10.00 per share, in cash (or any greater amount per share paid pursuant to the offer), without interest (subject to applicable withholding taxes). See the “Introduction.”

IF TWO-THIRDS OF SHARES ARE TENDERED, WILL HARDINGE INC. CONTINUE AS A PUBLIC COMPANY?

•	If the merger occurs, Hardinge Inc. will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the shares, and Hardinge Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer.

•	If you decide not to tender your shares in the offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares will no longer be eligible to be traded through the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the shares, and Hardinge Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If we purchase shares in the offer, it is our current intention to cause the merger to occur. See Section 13.

•	Following the offer, it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On February 3, 2010, the last full trading day before we announced our intention to make an offer for all of the outstanding shares of common stock of Hardinge Inc., the closing price per share reported on The NASDAQ Global Select Market was $5.48. On May 7, 2010, the last full trading day before the date of this Amended and Restated Offer to Purchase, the closing price per share reported on the NASDAQ Global Select Market was $9.11. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834 (banks and brokers may call collect (212) 750-5833) or HSBC Securities (USA) Inc., the Dealer Manager, at (877) 429-7459. See the back cover of this Amended and Restated Offer to Purchase.

To the Holders of Common Stock of Hardinge Inc.:

INTRODUCTION

Helen Acquisition Corp., a New York corporation (“Purchaser”) and a wholly owned subsidiary of Indústrias Romi S.A., a stock corporation organized under the laws of Brazil (“Parent”), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Hardinge Inc., a New York corporation (the “Company”), and the associated Series B Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of February 18, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), for $10.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase (as may be amended and supplemented from time to time, this “Offer to Purchase”) and in the accompanying Amended and Restated Letter of Transmittal (as may be amended and supplemented from time to time, the “Letter of Transmittal,” and together with this Offer to Purchase, the “Offer”). This Offer to Purchase amends and restates the original Offer to Purchase dated March 30, 2010. See Section 8 for additional information concerning Purchaser and Parent.

Tendering shareholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering shareholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of HSBC Securities (USA) Inc., which is acting as Dealer Manager for the Offer (the “Dealer Manager”), BNY Mellon Shareowner Services (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 16.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or other similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company and Shares held by shareholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Sections 623 and 910 of the New York Business Corporation Law, as amended (the “NYBCL”)) shall be canceled and converted automatically into the right to receive $10.00 per Share, in cash (or any greater amount per Share paid pursuant to the Offer), without interest (subject to applicable withholding taxes).

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS (OTHER THAN THE RIGHTS)) (THE “MINIMUM CONDITION”), (II) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE COMPANY’S BOARD OF DIRECTORS HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE “RIGHTS CONDITION”), (III) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED BY THE COMPANY’S BOARD OF DIRECTORS FOR PURPOSES OF ARTICLE NINE OF THE COMPANY’S RESTATED CERTIFICATE OF

INCORPORATION (“ARTICLE NINE”) OR THAT THE PROVISIONS OF ARTICLE NINE ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE “ARTICLE NINE CONDITION”), AND (IV) PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED BY THE COMPANY’S BOARD OF DIRECTORS FOR PURPOSES OF SECTION 912 OF THE NYBCL (“SECTION 912”) OR THAT THE PROVISIONS OF SECTION 912 ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE “SECTION 912 CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

Article Nine is an antitakeover measure included in the Company’s Restated Certificate of Incorporation, as amended, that provides that, subject to specified exceptions, certain business combinations with a beneficial owner of 10% or more of the outstanding Shares require the affirmative vote of both the holders of at least 75% of the outstanding Shares and the holders of at least 75% of the outstanding Shares other than those Shares held by the 10% beneficial owner, unless the Company’s Board of Directors (the “Board”) has approved the business combination. These supermajority voting requirements of Article Nine would, if applicable to the Merger, render the Merger impossible to complete based solely upon the Shares owned by Purchaser following consummation of the Offer even if the Minimum Condition has been satisfied. As a result, the Article Nine Condition, which requires that Purchaser be satisfied, in its reasonable discretion, that the Offer and the Merger have been approved by the Board for purposes of Article Nine or that the provisions of Article Nine are otherwise inapplicable to the Offer and the Merger, is one of the conditions to the Offer.

Section 912 is a provision of the NYBCL to which the Company is subject that, in general, prevents an “interested shareholder” (generally a person who owns or has the right to acquire 20% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a New York corporation for a period of five years following the date such person became an interested shareholder of the corporation unless, among other things, prior to date such person became an interested shareholder of the corporation the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. After five years from the date such person became an interested shareholder, a New York corporation may engage in a business combination with an interested shareholder only if the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder approve of the business combination or the consideration paid by the interested shareholder meets certain minimum criteria as set forth in detail in Section 912.

Parent and Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company pursuant to which Purchaser would terminate the Offer, and the Shares would, upon consummation of the Merger, be converted into the right to receive the consideration negotiated by Parent, Purchaser and the Company.

As of the date of this Amended and Restated Offer to Purchase, the Board has rejected the Offer and has advised Hardinge shareholders not to tender shares in the Offer. The Company’s recommendation, and certain additional information, is included in the Company’s Schedule 14D-9 on file with the Securities and Exchange Commission (the “Commission”).

Parent has made efforts to negotiate a transaction with the Board. To date, the Board has refused to meet with Parent to explore the merits and potential terms of a possible acquisition of the Company. See Section 10.

According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 (the “Company 10-Q”), as of March 31, 2010 there were 11,610,789 Shares outstanding and as of March 31, 2010 there were 77,240 Shares issuable under outstanding stock options and stock units. Parent beneficially owns 11,090 Shares, which were acquired in open market transactions. Based on the foregoing and assuming that (i) no Shares are issued or acquired by the Company after March 31, 2010 (other than as described in clause (iii) below), (ii) no options are granted or expire after March 31, 2010 and (iii) all 77,240 Shares subject to issuance under the Company’s stock option and other equity award programs are issued at or prior to the consummation of the Offer, there would be 11,688,029 Shares outstanding immediately following consummation of the Offer, and, as a result, the Minimum Condition would be satisfied if Purchaser acquired 7,780,930 Shares in addition to the 11,090 Shares Parent already owns.

Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date (as defined below). See Section 1.

No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights, if properly exercised under the NYBCL, in connection with the Merger. See Section 11.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE COMPANY’S ANNUAL MEETING OF SHAREHOLDERS OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, THE COMPANY’S SHAREHOLDERS.

THE OFFER

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 5:00 p.m., New York City time, May 26, 2010, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under Section 14, including, without limitation, the satisfaction of the Minimum Condition, the Rights Condition, the Article Nine Condition and the Section 912 Condition. Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its reasonable discretion. Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make such announcements by issuing a press release.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock, you are automatically tendering the same number of Rights. However, the Rights Agreement provides that ten calendar days after the first public announcement that a person has become the beneficial owner of 20% or more of the Common Stock, the Rights shall detach and separate certificates evidencing the Rights will be issued by the Rights Agent as soon as practicable thereafter. If such date occurs prior to the expiration of the Offer, tendering shareholders will be required to deliver Rights certificates with their Common Stock. See Section 7.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. If, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer, and, if, at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

Although Purchaser does not currently intend to do so, Purchaser may elect to provide a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of at least three business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, a “business day” means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Following the commencement of the Offer, the Company elected, in accordance with Rule 14d-5 under the Exchange Act, to provide holders of Shares with copies of the original Offer to Purchase and other related tender offer materials. To the extent required by applicable law or otherwise deemed advisable by Purchaser and Parent, Purchaser (or the Company on Purchaser’s behalf) will send this Offer to Purchase and other related tender offer materials to record holders of Shares and to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 and, if the Distribution Date occurs prior to the expiration of the Offer, certificates for Rights (or a Book-Entry Confirmation of a book-entry transfer of such Rights, if available), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates (including, if the Distribution Date occurs prior to the expiration of the Offer, certificates for the Rights) evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

Although the original Letter of Transmittal only refers to the original Offer to Purchase (and the offer price of $8.00 per Share), shareholders using the original Letter of Transmittal to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the revised offer price of $10.00 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer.

Shareholders tendering their Shares according to the guaranteed delivery procedures set forth under Section 3 may do so using either the original Notice of Guaranteed Delivery circulated with the original Offer to Purchase or the Amended and Restated Notice of Guaranteed Delivery circulated herewith.

Shares previously tendered pursuant to the original Offer to Purchase and the original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer. Shareholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the revised offer price of $10.00 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure is utilized. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Offer to Purchase.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Depositary has established accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to Purchaser that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 30, 2010, the date of the original Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

Backup Withholding.  Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup withholding with respect to payments to certain shareholders for Shares sold pursuant to the Offer or cash received pursuant to the Merger, each such shareholder must provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain shareholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding, but may be required to establish their exempt status (such as by providing an Internal Revenue Service Form W-8BEN in the case of a non-U.S. shareholder). If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer or the Merger may be subject to backup withholding. All shareholders surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. shareholders should complete and sign an IRS Form W-8BEN (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.	Withdrawal Rights.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 29, 2010. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.	Material U.S. Federal Income Tax Consequences.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger. This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to holders that hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise in connection with the provision of services, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, this discussion does not cover certain types of holders (including, without limitation, banks or other financial institutions; insurance companies; controlled foreign corporations; passive foreign investment companies; real estate investment trusts; regulated investment companies; U.S. expatriates; partnerships and other pass-through entities; tax-exempt organizations; brokers or dealers in securities or currencies; holders subject to the alternative minimum tax and U.S. Holders (as defined below) having a functional currency other than the U.S. dollar) that may be subject to special rules. This discussion does not address the effect of any state, local, non-U.S. or other tax laws.

For purposes of this Section 5, a “U.S. Holder” is a beneficial owner of Shares (other than an entity, including a partnership or arrangement classified as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (a) a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all of the substantial decisions of that trust, or (b) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. person (as defined under the Code).

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or arrangement classified as a partnership for U.S. federal income tax purposes).

If a partnership (or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in such a partnership holding Shares should consult its tax advisor with regard to the U.S. federal income tax consequences of the Offer and the Merger.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

Consequences to U.S. Holders

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize gain or loss equal to the difference (if any)

between the amount of cash received and the U.S. Holder’s adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Merger. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. For certain non-corporate Holders (including individuals), long-term capital gains are currently subject to preferential rates of U.S. federal income tax. Such rates are scheduled to increase for taxable years beginning after December 31, 2010. Gain or loss, if any, recognized by a U.S. Holder will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. There are limitations on the deductibility of capital losses under the Code.

Payments in connection with the Offer or Merger may be subject to “backup withholding” at a rate of 28% unless a Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is generally the Holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and, in either case, otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Consequences to Non-U.S. Holders

A non-U.S. Holder generally will not be subject to U.S. federal income tax on the receipt of cash for Shares pursuant to the Offer or the Merger unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such non-U.S. Holder (in which case, the gain will generally be subject to U.S. federal income tax on a net income basis in the manner applicable to a U.S. person (as defined under the Code), and, if such non-U.S. Holder is a foreign corporation, a branch profits tax equal to 30% (or lower applicable treaty rate) on its effectively connected earnings and profits, as determined under the Code may also apply); or

•	in the case of an individual non-U.S. Holder, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met (in which case, the gain will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the Company is or has been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. Holder’s holding period for the Shares exchanged for cash pursuant to the Offer or Merger.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in Section 897 of the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and associated personal property. Purchaser has not made a determination as to whether or not the Company is a USRPHC. If the Company is found to be a USRPHC, a non-U.S. Holder nevertheless will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of Shares so long as any class of the Company’s stock is “regularly traded on an established securities market” (as defined under applicable Treasury regulations) at any time during the calendar year and a non-U.S. Holder owns, actually and constructively, 5% or less of the Company’s Shares during the shorter of the five-year period ending on the date of disposition and such non-U.S. Holder’s holding period for such Shares.

Purchaser must report to the IRS and to each non-U.S. Holder the amounts paid to non-U.S. Holders pursuant to the Offer or the Merger. Copies of the information returns reporting such amounts may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. A non-U.S. Holder will be subject to backup withholding for amounts paid to such non-U.S. Holder unless such holder submits the appropriate IRS Form W-8 (Form W-8BEN, Form W-8ECI, or Form W-8IMY), properly completed and signed under penalties of perjury, certifying that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person as defined under the Code), or such non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each non-U.S. Holder should consult its tax advisor as to such non-U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on the NASDAQ Global Select Market under the symbol “HDNG.” The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ Global Select Market as reported in published financial sources and the amount of cash dividends paid per Share according to published financial sources and the Company’s filings with the Commission.

Shares Market Data

	High	Low	Dividends

2008
First Quarter	$18.90	$11.95	$0.05
Second Quarter	18.25	12.28	0.05
Third Quarter	17.45	11.29	0.05
Fourth Quarter	13.77	3.37	0.01
2009:
First Quarter	$5.64	$2.60	$0.01
Second Quarter	6.00	2.75	0.005
Third Quarter	6.65	3.83	0.005
Fourth Quarter	6.19	4.54	0.005
2010:
First Quarter	$9.60	$5.18	$0.005
Second Quarter (through May 7, 2010)	$10.09	$8.80	$—

On February 3, 2010, the last full trading day prior to the announcement of Purchaser’s intention to commence the Offer, the closing price per Share as reported on the NASDAQ Global Select Market was $5.48. On May 7, 2010, the last full trading day before the date of this Amended and Restated Offer to Purchase, the closing price per share reported on the NASDAQ Global Select Market was $9.11. According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Company 10-K”), at March 9, 2010, there were 2,170 holders of Shares, which number includes both record holders and individual participants in security position listings.

Shareholders are urged to obtain a current market quotation for the Shares.

7.	Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Purchaser and Parent have relied upon the accuracy of such information included in publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information.

General.  According to the Company 10-Q, the Company is a New York corporation with its principal executive offices located at One Hardinge Drive, Elmira, New York 14902-1507. The telephone number of the Company is (607) 734-2281. The Company is a global designer, manufacturer and distributor of machine tools, specializing in precision computer numerically controlled metal-cutting machines. The Company has manufacturing facilities located in New York, Switzerland, Taiwan and China. According to the Company 10-K, the Company manufactures the majority of the products it sells.

Preferred Stock Purchase Rights.  The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 23, 2010.

On February 17, 2010, the Board declared a dividend of one Right to purchase one one-hundredth of a share of the Company’s Series B Preferred Stock (“Series B Preferred Stock”) for each outstanding share of Common Stock. The dividend was payable on March 1, 2010, and the Rights issued were registered with the Commission on February 23, 2010.

The Rights will not be evidenced by separate certificates until ten days after the Shares Acquisition Date (the “Distribution Date”). For purposes of the Rights Agreement, the “Shares Acquisition Date” is the first date of public announcement by the Company or an Acquiring Person (as defined below) that an Acquiring Person has become such. An “Acquiring Person” means a person or group who is the beneficial owner of 20% or more of the outstanding Common Stock.

As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to the record holders of Common Stock on the Distribution Date. The Rights are not exercisable until the Distribution Date. The Rights will expire on March 1, 2011, unless earlier redeemed or exchanged by the Company.

If the Distribution Date occurs prior to the expiration of the Offer, shareholders will be required to tender one associated Right for each share of Common Stock tendered in order to effect a valid tender of such share of Common Stock either by delivering to the Depositary a Rights Certificate for each share of Common Stock tendered in the Offer or a Book-Entry Confirmation of a book-entry transfer of a Right, if available, in each case in accordance with the provisions of Section 3.

After the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $35.00 per Right (as adjusted from time to time in accordance with the terms of the Rights Agreement, the “Purchase Price”), one one-hundredth of one share of the Series B Preferred Stock. In the event that any person becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will immediately become void) will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the Purchase Price. In the event that, at any time after a person becomes an Acquiring Person, (i) the Company is acquired in a merger or other business combination, or (ii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (other than Rights beneficially owned by the Acquiring Person), shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

At any time after a person becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). At any time before a person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment), whereupon the right to exercise the Rights will terminate.

The Purchase Price payable, and the number of shares of Series B Preferred Stock issuable upon exercise of the Rights are subject to adjustment from time to time as set forth in the Rights Agreement. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of the Company. Any of the provisions of the Rights Agreement may be amended by the Board; provided, however, that from and after the time that a person becomes an Acquiring Person, the provisions of the Rights Agreement may not be amended in any manner that would adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

Available Information.  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.	Certain Information Concerning Purchaser and Parent.

General.  Purchaser is a newly incorporated New York corporation organized in connection with the Offer and the Merger and has not carried on any activities since its incorporation other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Avenida Pérola Byington, 56, Santa Bárbara d’Oeste — SP — Brazil, CEP 13453-900, and the telephone number is (+55) 19-3455-9000. Purchaser is a wholly owned subsidiary of Parent.

Pursuant to subscriptions made by Parent for the common stock of Purchaser on April 6, 2010, April 7, 2010 and April 8, 2010, Parent capitalized Purchaser with US$92,027,422. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

Parent is a stock corporation organized under the laws of Brazil with its principal executive offices located at Avenida Pérola Byington, 56, Santa Bárbara d’Oeste — SP — Brazil, CEP 13453-900. The telephone number of Parent is (+55) 19-3455-9000. Parent manufactures machine tools, mainly lathes and machining centers, plastic injection and blow molding machines for thermoplastics and parts made of grey, nodular or vermicular cast iron, which are supplied rough or machined. Parent’s products and services are sold globally and used by a variety of industries, such as the automotive, general consumer goods and industrial and agricultural machinery and equipment industries. Parent’s common shares are traded at the São Paulo Stock Exchange (BM&FBovespa (the “Bovespa”)) in the Novo Mercado segment.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and the members of the Board of Directors and Board of Executive Officers of Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Parent or any of the persons listed on Schedule I to this Offer of Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

As of the date of this Offer to Purchase, Parent beneficially owns 11,090 Shares, representing less than 0.1 percent of the 11,610,789 Shares outstanding at February 28, 2010. Parent acquired these Shares in the following open market transactions:

	Number of	Average
	Shares	Purchase Price
Date of Purchase	Purchased	per Share

January 8, 2010	100	$5.65
January 13, 2010	348	$5.56
January 14, 2010	1,500	$5.72
January 20, 2010	800	$5.70
January 21, 2010	5,302	$5.39
January 25, 2010	3,040	$5.32

Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Parent nor any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9.	Financing of the Offer and the Merger.

The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $122.5 million. Parent will provide Purchaser with such funds from cash on hand. As of the date of this Amended and Restated Offer to Purchase, Parent has provided Purchaser with approximately $92 million. The Offer is not conditioned upon any financing arrangements.

10.	Background of the Offer; Contacts with the Company.

During the past two years, the Company has purchased goods in the ordinary course of business from Parent and its subsidiaries in an amount not exceeding $130,000.

On October 5, 2009, Mr. Livaldo Aguiar dos Santos, Chief Executive Officer of Parent, and Mr. Richard L. Simons, President and Chief Executive Officer of the Company met at a dinner promoted by a common supplier. During the dinner, Mr. dos Santos and Mr. Simons discussed general industry and business perspectives.

On November 9, 2009, Mr. dos Santos called Mr. Simons to arrange a meeting of representatives of Parent’s management and representatives of the Company’s management at the Company’s offices in Elmira, New York.

On November 19, 2009, representatives of Parent’s management visited the Company’s offices and toured the Company’s facilities. During this visit, representatives of Parent’s management and representatives of the Company’s management discussed the possibility of a transaction between Parent and the Company. Mr. dos

Santos and Mr. Simons agreed to begin a dialogue with a view to entering into a confidentiality agreement and beginning a due diligence process with respect to such a transaction. Mr. Simons informed Mr. dos Santos that the Company intended to engage financial and legal advisors with respect to a potential transaction.

On November 25, 2009, upon instruction from Parent’s management following their November 19, 2009 visit to the Company’s offices, representatives of HSBC Bank Brasil S.A. — Banco Multiplo and its affiliates, including HSBC Securities (USA) Inc. (collectively, “HSBC”), Parent’s financial advisor, sent a draft confidentiality agreement to Mr. Simons in order to begin a due diligence process.

During the week of November 30, 2009, representatives of HSBC attempted to contact representatives of the Company’s management by telephone to confirm the Company’s receipt of the confidentiality agreement sent to Mr. Simons on November 25, 2009. The Company did not respond to these inquiries.

On December 4, 2009, Mr. dos Santos sent an email to Mr. Simons stating that, although Parent’s advisors previously had sent a draft confidentiality agreement to the Company, the Company had not yet responded to Parent or its advisors regarding the confidentiality agreement. Mr. dos Santos also stated that Parent would like to move forward toward a possible transaction between Parent and the Company.

On December 6, 2009, Mr. Simons sent an email to Mr. dos Santos stating that Mr. Simons would discuss a possible transaction with Parent with the Company’s Board of Directors at the Company’s Board of Directors’ meeting to be held on December 8, 2009, and that Mr. Simons would be in a position to respond to Parent’s request to sign a confidentiality agreement and begin a due diligence process by the end of the week of December 7, 2009.

On December 14, 2009, Mr. dos Santos contacted Mr. Simons by telephone to indicate that Mr. dos Santos would be sending Mr. Simons a letter later that day formalizing Parent’s intentions to acquire the Company. Later that day, Mr. dos Santos sent Mr. Simons such letter by email, which stated that Parent’s Board of Directors had given its approval to seek a more formal dialogue regarding an acquisition of the Company by Parent and that Parent was prepared to engage in negotiations for an acquisition of the Company through an all-cash transaction at a price representing a significant premium above the Company’s then-current market price. Mr. dos Santos’ letter proposed that the two companies enter into the confidentiality agreement that Parent previously had sent to the Company in order to allow Parent to conduct due diligence.

On December 15, 2009, Mr. Simons sent an email to Mr. dos Santos, stating that Mr. Simons was traveling and would formally respond to Mr. dos Santos’ letter dated December 14, 2009 upon his return on December 20, 2009. Mr. Simons stated that the Company’s Board of Directors generally felt that it would not be an opportune time to sell the Company.

On December 16, 2009, Mr. dos Santos sent an email to Mr. Simons acknowledging Mr. Simons’ email from the preceding day and affirming Parent’s interest in acquiring the Company.

On December 23, 2009, Mr. Simons sent an email to Mr. dos Santos, stating that the Company’s Board of Directors did not believe it was in the best interest of the Company’s shareholders to consider a sale of the Company at the then-current market price or even at traditional acquisition premium levels of 30% to 40%. Mr. Simons stated that if Parent was prepared to offer in writing a price that reflected historical valuations, book value per share, and specifically double digit share price, then such offer might be considered a preemptive bid which could push the Company’s Board to consider a sale on an exclusive basis.

On December 30, 2009, Mr. dos Santos sent a letter to Mr. Simons which contained an indicative proposal for an acquisition of the Company by Parent in which the Company’s shareholders would receive cash consideration in the range of $7.50 to $8.00 per share, which represented a premium of approximately 53% to 64% above the Company’s share price on December 14, 2009, when Parent formally made its intentions known to the Company regarding an acquisition of the Company by Parent. Mr. dos Santos indicated that the transaction would be funded entirely from internal resources and would not be subject to any financing condition and was subject to the satisfactory completion of accelerated due diligence with respect to certain of the Company’s potential contingent liabilities. Mr. dos Santos requested that the Company respond promptly to Parent’s proposal and stated that to the extent formal discussions between the Company and Parent were not initiated within a reasonable period of time, Parent reserved the right to explore all options with respect to a potential combination.

On January 11, 2010, Mr. Simons sent a letter to Mr. dos Santos which acknowledged receipt of Mr. dos Santos’ letter dated December 30, 2009 and stated that the Company was in the process of reviewing Parent’s offer.

Later that day, Mr. dos Santos sent an email to Mr. Simons stating that timing was extremely important to Parent and that Parent looked forward to a response from the Company within the week.

On January 22, 2010, Mr. dos Santos contacted Mr. Simons by telephone and left a voice message inquiring about the status of Parent’s proposal.

On January 25, 2010, Mr. Simons sent an email to Mr. dos Santos stating that the Company was still evaluating Parent’s proposal and that it should be able to respond soon.

Later that day, Mr. dos Santos sent an email to Mr. Simons stating that Parent wanted to work with Mr. Simons towards a successful transaction, but also stated that if Parent did not receive a response to its proposal by the following day, Parent would communicate directly with the Company’s Board of Directors.

Later that day, Mr. Simons sent an email to Mr. dos Santos stating that he anticipated responding to Mr. dos Santos within the next couple of days.

On January 26, 2010, Mr. dos Santos sent an email to Mr. Simons stating that Mr. dos Santos expected to receive a substantive response from Mr. Simons by 5:00 p.m. EST on January 27, 2010, exactly four full weeks since Parent had sent the Company a valuation range for the Company.

Later that day, Mr. Simons sent a letter to Mr. dos Santos copying Mr. Kyle H. Seymour, Chairman of the Board of Directors of the Company, stating that, after careful consideration and discussion, the Company’s Board of Directors had concluded that Parent’s proposal was not in the best interest of the Company’s shareholders at that time.

On February 4, 2010, Mr. dos Santos called Mr. Simons by telephone and left a voice message informing him that Parent had decided to publicly announce its offer to acquire the Company. Later that day, Parent sent the following letter to the Company and issued a press release announcing Parent’s offer to the Company:

February 4, 2010
Board of Directors of Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902-1507

Attention: Mr. Kyle H. Seymour, Chairman of the Board of Directors

Dear Sirs:

As you are aware, Romi communicated its initial interest in pursuing a potential transaction with Hardinge on November 19, 2009 and has, during the past two months, consistently and repeatedly continued to convey our interest in a combination with Hardinge. We are disappointed that Hardinge has refused to engage in meaningful dialogue to explore the merits and potential terms of a transaction. Nonetheless, we continue to believe that a transaction will create a compelling combination that makes excellent strategic sense.

We are writing to offer to acquire 100% of the outstanding common stock of Hardinge for cash consideration of $8.00 per share. This price represents a premium of over 63% to Hardinge’s share price on December 14, 2009, when we first formally made our intentions known to Hardinge. The transaction will be funded entirely from Romi’s internal resources and will not be subject to any financing condition.

As Hardinge has not provided due diligence information to Romi, despite our repeated requests to gain access to such materials, our offer is by necessity based solely on publicly available information. We continue to encourage Hardinge to enable us to begin an accelerated due diligence process, and our offer is subject to the execution of a mutually acceptable definitive merger agreement containing customary closing conditions, including requisite shareholder and regulatory approvals and the absence of any material adverse change in Hardinge’s business. Our team remains prepared to immediately begin the due diligence process and to simultaneously negotiate a merger agreement. As you know, we sent a confidentiality agreement to Hardinge on November 25, 2009 in order to commence the due diligence process, but to date we have not received any indication of Hardinge’s willingness to sign that agreement.

As we have stated in our previous correspondence to Mr. Richard L. Simons, President and Chief Executive Officer of Hardinge, we believe that our offer presents Hardinge shareholders with the opportunity to monetize their investment at a very attractive premium to current trading prices. We also believe that this transaction offers significant strategic benefits for both of our companies. We are excited for the opportunity to create a stronger entity with a global enhanced operating platform. Together our combined portfolio, geographic diversification and exposure to global emerging markets will create a leader in machine tool manufacturing with a strong and diversified global platform for the machine tools business, enhanced innovation potential and an opportunity to accelerate growth in key Asian, Latin American and other markets.

We are confident that our management, in conjunction with Hardinge, will successfully integrate our companies. We see great opportunities for the employees of Hardinge to join our team and intend to maintain a strong presence in Elmira, New York.

We are committed to completing a transaction with Hardinge and our Board of Directors has unanimously approved the submission of this offer. It remains our strong preference to work together towards a negotiated transaction, but if necessary we are prepared to take our offer directly to your shareholders.

We look forward to the Hardinge Board and senior management team’s careful consideration of what we believe is a very attractive offer. We hope to promptly begin an open dialogue to complete this compelling transaction.

Sincerely,

Livaldo Aguiar dos Santos
Indústrias Romi S.A.

cc:	Richard L. Simons Chief Executive Officer Hardinge Inc.

On February 18, 2010, the Company sent a letter to Parent and issued a press release stating that the Company’s Board of Directors, with the assistance of its financial and legal advisors, had considered Parent’s offer to acquire the Company and had concluded that the offer was not in the best interests of the Company and its shareholders. On that date, the Company also entered into the Rights Agreement.

On March 25, 2010, a representative of HSBC contacted a representative of Jefferies & Company, Inc., financial advisor to the Company, by telephone to inquire as to how to engage the Company in a meaningful discussion over Parent’s offer made to the Company’s Board of Directors on February 4, 2010. HSBC was informed that no further decision with respect to a proposed transaction with Parent had been authorized by the Company’s Board of Directors.

On April 22, 2010, Mr. dos Santos sent a letter to Mr. Seymour to request that the Company permit Parent to conduct targeted and limited due diligence and to request that the Company engage in a constructive dialogue with Parent regarding valuation and the Company’s business model. Mr. dos Santos stated that Parent and Purchaser would be prepared to increase the Offer price if such diligence and dialogue enabled Parent to identify additional value. The Company did not respond to this request.

11.	Purpose of the Offer; Plans for the Company After the Offer and the Merger.

Purpose of the Offer.  The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger with Purchaser. Pursuant to the Merger, the outstanding Shares not owned by Parent or any of its subsidiaries would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

Statutory Requirements; Approval of the Merger.  Under the NYBCL and the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”), if the Article Nine Condition and the Section 912 Condition have been satisfied, the Merger would require the approval of the Board and the holders of two-thirds of the then outstanding Shares on a fully diluted basis. If Purchaser acquired, pursuant to the Offer or otherwise, at least two-thirds of the then outstanding Shares on a fully diluted basis, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. In addition, under the NYBCL, if Purchaser acquired, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares and if the Article Nine Condition and the Section 912 Condition have been satisfied, Purchaser would be able to approve the Merger of the Company without a vote of the Board or other shareholders. If Purchaser acquires control of the Company, Purchaser currently intends that, prior to the acquisition of the entire equity interest in the Company, no dividends will be declared on the Shares.

The exact timing and details of the Merger or any other merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Merger generally on the terms described above, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions the Company may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose the Merger or any other merger or other similar business combination with the Company or to propose such a transaction on terms other than those described above.

Short-Form Merger.  Under the NYBCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares and if the Article Nine Condition and the Section 912 Condition have been satisfied, Purchaser will be able to approve the Merger without a vote of the Company’s shareholders. In such event, Parent and Purchaser intend to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s shareholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s shareholders is required under the NYBCL, a significantly longer period of time would be required to effect the Merger.

Appraisal Rights.  No appraisal rights are available in connection with the Offer. However, if the Merger is subsequently consummated between Purchaser and the Company, shareholders who have not tendered their Shares in the Offer will have certain rights under the NYBCL to dissent from the Merger and demand appraisal of their Shares. Dissenting shareholders who perfect such rights by complying with the procedures set forth in Sections 623 and 910 of the NYBCL will be entitled to a judicial determination and payment of the “fair value” of their Shares as of the close of business on the day prior to the date of shareholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the day of payment. Under the NYBCL, in determining the fair value of the Shares, a court would consider the nature of the transaction giving rise to the shareholders’ right to receive payment for Shares and the transaction’s effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the consideration in the Merger.

Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any shareholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the corporation surviving the Merger to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the consideration being offered in the Merger. In this regard, shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to “fair value” under Sections 623 and 910 of the NYBCL.

The foregoing summary of the rights of dissenting shareholders under the NYBCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights under the NYBCL. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the NYBCL. SHAREHOLDERS OF THE COMPANY WISHING TO EXERCISE THEIR DISSENTERS’ RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF NEW YORK LAW.

Going Private Transactions.  The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

Plans for the Company.  Parent has made efforts to negotiate a transaction with the Board. To date, the Board has refused to meet with Parent to explore the merits and potential terms of a possible acquisition of the Company.

Regardless of whether Purchaser proposes the Merger or any other merger or other similar business combination with the Company, Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Board. Purchaser intends, promptly after the consummation of the Offer, to request that some or all of the members of the Board not previously nominated by Parent or Purchaser resign and that Purchaser’s designees be elected to fill the vacancies so created. Should such request be refused, Purchaser intends to take such action as may be necessary and lawful to secure control of the Board.

If, and to the extent that Parent acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent intends to conduct a detailed review of the Company’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of the Company’s potential in conjunction with Parent’s businesses in light of Parent’s review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Company Certificate of Incorporation and the Company’s By-Laws.

Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12.	Dividends and Distributions.

If the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

If the Company should declare, set aside, make or pay any dividend, including, without limitation, any regular quarterly cash dividend, on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.	Possible Effects of the Offer on the Market for Shares, NASDAQ Global Select Market Listing, Margin Regulations and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Parent intends to cause the delisting of the Shares by The NASDAQ Global Select Market following consummation of the Offer.

NASDAQ Global Select Market Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASDAQ Global Select Market for continued listing and may be delisted from the NASDAQ Global Select Market. According to the NASDAQ Global Select Market’s published guidelines, the NASDAQ Global Select Market would consider delisting the Shares if, among other things: (i) the number of Shares publicly held falls below 750,000; (ii) the number of holders (including both holders of beneficial interest and holders of record) of Shares falls below 400; or (iii) the market value of such publicly-held Shares is not at least $5,000,000. According to the Company 10-Q, as of March 31, 2010, there were 11,610,789 Shares outstanding. According to the Company 10-K, at March 9, 2010, there were 2,170 holders of the Shares, which number includes both record holders and individual participants in security position listings. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ Global Select Market for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NASDAQ Global Select Market were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ listing. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Margin Regulations.  The Shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

14.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, the Minimum Condition, the Rights Condition, the Article Nine Condition or the Section 912 Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions shall exist:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any U.S. or non-U.S. national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any U.S. or non-U.S. court, tribunal, or judicial or arbitral body (a “Governmental Authority”) (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Merger; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s shareholders; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger;

(b) any clearances or approvals of any Governmental Authority shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

(c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the Offer, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(d) any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations, results of operations or prospects of the Company or any of its affiliates that, in Purchaser’s judgment, is or may be materially adverse to the Company or any of its affiliates, or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates;

(e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States or the Bovespa, (ii) any decline, measured from the date of this Offer to Purchase, in the Dow Jones Industrial Average, the NASDAQ Composite Index or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase, (iii) a material change in United States dollar or Brazilian real currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Federative Republic of Brazil, (v) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or Federative Republic of Brazil or (vii) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

(f) (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Purchaser otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the Commission on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

(g) the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, other than regular quarterly dividends on Shares declared and paid in cash at times and in amounts consistent with past practice, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all of the Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger);

(h) Purchaser becomes aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of a merger or other similar business combination involving the Company or (ii) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in its judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of a merger or other similar business combination involving the Company);

(i) Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(j) the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

Article Nine is an antitakeover measure included in the Company Certificate of Incorporation that provides that, subject to specified exceptions, certain business combinations with a beneficial owner of ten percent or more of the outstanding Shares require the affirmative vote of both the holders of at least 75% of the outstanding Shares and the holders of at least 75% of the outstanding Shares other than those Shares held by the ten percent beneficial owner, unless the Board has approved the business combination. These supermajority voting requirements of Article Nine would, if applicable to the Merger, render the Merger impossible to complete based solely upon the Shares owned by Purchaser following consummation of the Offer even if the Minimum Condition has been satisfied. As a result, the Article Nine Condition, which requires that Purchaser be satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of Article Nine or that the provisions of Article Nine are otherwise inapplicable to the Offer and the Merger, is one of the conditions to the Offer.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer in their respective reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to any particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.	Certain Legal Matters and Regulatory Approvals.

General.  Based upon its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

State Takeover Laws.  The Company is incorporated under the laws of the State of New York and is subject to the provisions of Section 912 regulating certain business combinations. In general, Section 912 prevents an “interested shareholder” (generally a person who owns or has the right to acquire 20% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a New York corporation for a period of five years following the date such person became an interested shareholder of the corporation unless, among other things, prior to date such person became an interested shareholder of the corporation the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. After five years from the date such person became an interested shareholder, a New York corporation may engage in a business combination with an interested shareholder only if the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder approve of the business combination or the consideration paid by the interested shareholder meets certain minimum criteria as set forth in detail in Section 912.

Additionally, Article 16 of the NYBCL (the “Security Takeover Disclosure Act”) purports to impose certain requirements on any party that makes a tender offer for any equity security of a “target company” (defined to mean a corporation organized under the laws of the State of New York which has its principal executive offices or significant business operations located within the State of New York) if, after such tender offer, the offeror would be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company. If applicable, the Security Takeover Disclosure Act requires an offeror to file with the Attorney General of the State of New York and deliver to the target company a registration statement as soon as practicable on the date of commencement of the tender offer. Additionally, the Security Takeover Disclosure Act permits, among other things, an investigation to review the adequacy of the required disclosure. Purchaser intends to file a registration statement with the Attorney General of the State of New York, and has included in Schedule II to this Offer to Purchase certain additional information required to be disclosed by the Security Takeover Disclosure Act.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer may be subject to such requirements.

Pursuant to the HSR Act, on March 30, 2010, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. The waiting period under the HSR Act expired at 11:59 p.m., New York City time, on April 14, 2010.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

Pursuant to Article 54 of Law n°8.884/94 and in accordance with Articles 96 to 101 of the Resolution CADE n°45/2007, on February 25, 2010, Parent filed its Notice of Concentration in connection with the purchase of Shares pursuant to the Offer with the Brazilian Secretariat of Economic Law of the Ministry of Justice (SDE), Brazilian Secretariat for Economic Monitoring (SEAE) and the Brazilian Administrative Council for Economic Defense (CADE). Based on publicly available information, Parent has determined that other antitrust laws likely apply, and filings likely must be made, in certain other jurisdictions and Parent intends to make any necessary filings.

Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

Other Laws and Legal Matters.  According to the Company 10-K, the Company conducts operations in a number of countries. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. Such government may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

16.	Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

HSBC Securities (USA) Inc. is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to pay HSBC reasonable and customary compensation for its services as financial advisor in connection with the Offer (including the services of HSBC Securities (USA) Inc. as Dealer Manager). Parent has also agreed to reimburse HSBC for all documented out-of-pocket expenses incurred by HSBC and to indemnify HSBC against certain liabilities and expenses in connection with its engagement.

Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and BNY Mellon Shareowner Services, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

HELEN ACQUISITION CORP.

Dated: May 10, 2010

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER

1.	Members of the Board of Directors and Board of Executive Officers of Parent.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each member of the Board of Directors and the Board of Executive Officers of Parent. Unless otherwise indicated, the current business address of each person is Avenida Pérola Byington, 56, Santa Bárbara d’Oeste — SP — Brazil, CEP 13453-900. Unless otherwise indicated, each such person is a citizen of Brazil. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name, Citizenship	Present Principal Occupation or Employment; Material Positions Held
and Current Business Address	During the Past Five Years and Business Addresses Thereof

Mr. Américo Emílio Romi Neto	Chairman of the Board of Directors, since April 2003; Member of the Board of Directors, since 1987; Chief Executive Officer of Parent, from 1997 to 2007.
Mr. Carlos Guimarães Chiti	Vice Chairman of the Board of Directors, since March 2006; Member of the Board of Directors, since 1985; Manager of the Financial Department of Parent, since August 2009; Manager of the Purchasing Department of Parent, from March 2005 to July 2009.
Mr. Paulo Romi	Member of the Board of Directors, since 2009; Officer responsible for Manufacturing and Sales of the Castings and Machined Castings Business Units of Parent, from April 2000 to March 2009.
Ms. Mônica Romi Zanatta	Member of the Board of Directors, since 2008; Manager of Sales of the Plastic Processing Machines — International Markets Division of Parent, since July 2009; Chief in the Continuous Improvement Division of Parent, from March 2008 to June 2009; International Sales Coordinator for the Machine Tools Division of Parent, since 2001.
Mr. Paolo Guglielmo Bellotti Citizen of Italy	Member of the Board of Directors, since 2006; Member of the Board of Directors of Instituto Hermes Pardini, a medical diagnostics center, since 2007 (Rua Aimorés 66, 30140-07 — Belo Horizonte — MG, Brazil); Member of the Board of Directors of Cristália Produtos Químicos Farmacêuticos Ltda., a pharmaceuticals manufacturer, from June 2006 to December 2009 (Av. Paoletti 363, 13974-07 — Itapira — SP, Brazil); Director of S&V Consultores Associados SC Ltda., a management consulting firm, since 1997 (Rua Grumete Sandoval Santos 204, Morumbi, 05654-050 — São Paulo — SP, Brazil).
Mr. Pedro Mader Meloni	Member of the Board of Directors, since 2009; Principal Advisor of International Finance Corporation for Latin America, since 2006 (Ed. Torre Sul, Rua James Joule, 65 — 19[o] andar, 04576-080 — São Paulo — SP, Brazil); Executive Vice President of Investment Banking Division of BankBoston (Brazil), a financial institution, from January 1999 to February 2005 (Av. Dr. Chucri Zaidan, 246, 04583-110 — São Paulo — SP, Brazil); Member of the Board of Directors of Banco del Bajio, a financial institution, since June 2007 (Av. Manuel J. Clouthier No. 508, Jardines Del Campestre, Mexico); Member of the Board of Directors of Centro Financiero BHD, a financial institution, since January 2008 (Torre BHD, Av. Winston Churchill esq. Luis Thomen, Santo Domingo, Dominican Republic); Member of the Board of Directors of CIBRASEC - Companhia Brasileira de Securitização, a mortgage insurance provider, since January 2009 (Av. Paulista, 1439, 01311-000 — São Paulo — SP, Brazil).

Name, Citizenship	Present Principal Occupation or Employment; Material Positions Held
and Current Business Address	During the Past Five Years and Business Addresses Thereof

Mr. Alexander Bialer	Member of the Board of Directors, since 2008; Chairman of the Board of Directors of GE Hydro Inepar S.A., a supplier of hydroelectric power generation equipment, from 1998 to 2008 (Rodovia Campinas — Mogi-Mirim (SP 340), Km 118.5, 13086-902 — Campinas — SP, Brazil); Member of the Board of Directors of Sabesp, an operator of water, sewage and industrial wastewater systems, since April 2003 (Rua Costa Carvalho, 300 — Pinheiros, 05429-000 — São Paulo — SP, Brazil); Member of the Board of Directors of Avianca, an airline, since 2005 (Av. Calle 26 No. 92-30, Bogotá, Colombia); Member of the Board of Directors of Pacific Rubiales Energy, an oil and gas exploration and production company, since 2010 (220 Bay Street, Suite 1400, Toronto, Ontario, Canada M5J 2W4); Member of the Board of Directors of Andritz Hydro Inepar S.A., a hydro turbine and generator company, since 2008 (Av. Juruá, 747, Quadra 6 Alphaville Industrial, 06455-010 — São Paulo — SP, Brazil).
Mr. Luís Carlos Fernandes Afonso	Member of the Board of Directors, since March 2010; Member of the Board of Directors of Iguatemi Empresa de Shopping Centers S.A., an operator of shopping centers, since April 2009 (Av. Dr. Chucri Zaidan, 920 — 16[o] andar, 04583-110 — São Paulo — SP, Brazil); Executive Officer of Finance and Investments of Fundação Petrobras de Seguridade Social — Petros, a social security foundation, since September 2008 (Rua do Ouvidor, 98 — 9[o] andar, 20040-030 — Rio de Janeiro — RJ, Brazil); Member of the Board of Directors of BR Foods S.A., a food producer, since April 2003 (Av. Escola Politécnica, 760, 05350-000 — São Paulo — SP, Brazil); Professor at Faculdade de Campinas — FACAMP, a university, from January 2007 to August 2008 (Estrada Municipal UNICAMP — Telebrás Km 1, s/n Cidade Universitária, 13083-970 — Campinas — SP, Brazil); Executive Officer of Centro de Estudos de Políticas Públicas — CEPP of Faculdade de Campinas — FACAMP, from April 2005 to August 2008.
Mr. Livaldo Aguiar dos Santos	Member of the Board of Executive Officers, since 2007; Chief Executive Officer and President of Parent, since 2007; prior thereto, Chief Executive Officer of Global Transporte Oceânico S.A., Integral Transporte e Agenciamento Marítimo Ltda and Oceanus Agência Marítima S.A., three maritime transportation companies, from 2004 to 2007 (Rua São Bento, 8 — 12[o] andar, 20090-010 — Rio de Janeiro — RJ, Brazil).
Mr. William dos Reis	Vice President of the Board of Executive Officers, since 2008; Officer in charge of Manufacturing Operations of the Machine Tools and Plastic Processing Machines Units of Parent, since December 2007; Executive Officer responsible for Industrial Operations of the Machine Tools and Plastic Processing Machines Units of Parent, from December 2007 to July 2008; Manager of Industrial Operations of the Machine Tools Unit of Parent, from May 2005 to November 2007; Manager of Industrial Operations of the Plastic Processing Machines Unit of Parent, from January 1989 to April 2005.

Name, Citizenship	Present Principal Occupation or Employment; Material Positions Held
and Current Business Address	During the Past Five Years and Business Addresses Thereof

Mr. José Carlos Romi	Member of the Board of Executive Officers, since 1990; Executive Officer in charge of Technology Development (R&D) and Purchasing in the Machine Tools and Plastic Processing Machines Unit of Parent, since September 2008; Executive Officer in charge of Technology Development (R&D) and Purchasing in the Machine Tools Unit of Parent, from December 2007 to August 2008; Executive Officer in charge of Manufacturing, Technology Development (R&D) and Purchasing in the Machine Tools Unit of Parent, from August 2004 to December 2007.
Mr. Sergio Roberto Novo	Member of the Board of Executive Officers, since 2005; Executive Officer, Administration and Finance of Parent, since 2005.
Mr. Hermes Alberto Lago Filho	Member of the Board of Executive Officers, since 2007; Executive Officer of Sales and Service of the Machine Tools and Plastic Processing Machines Units of Parent, since December 2007; Sales Manager of Machine Tools for Brazil, from 2005 to December 2007.
Mr. Luiz Cassiano Rando Rosolen	Member of the Board of Executive Officers, since 2008; Controller and Executive Officer of Investor Relations of Parent, since October 2008; Manager of Investor Relations of Parent, from April 2007 to October 2008; Coordinator of Investor Relations of Parent, from December 2006 to March 2007; Audit Senior Manager of Deloitte Touche and Tohmatsu, an accounting and consulting firm, from May 2006 to December 2006 (Rua Alexandre Dumas, 1981, 04719-030 — São Paulo — SP, Brazil); Audit Manager at Deloitte LLP (USA), from September 2003 to April 2006.
Fábio José Azevedo Degan	Member of the Board of Executive Officers, since April 2010; Executive Officer of Castings and Machining Business Unit of Parent, since April 2010; Director of Operations of TRW Automotive Ltda., a producer of safety products and services for the automotive industry, from April 2007 to March 2010 (Via Anhanguera km 147, 13486-915 — Limeira — SP, Brazil); Plant Director of TRW Automotive Ltda., from February 2006 to April 2007; Manufacturing Engineer of TRW Automotive Ltda., from February 2005 to February 2006.

2.	Members of the Board of Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Avenida Pèrola Byington, 56, Santa Bárbara d’Oeste — SP — Brazil, CEP 13453-900.

Unless otherwise indicated, each such person is a citizen of Brazil, and each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Name, Citizenship	Present Principal Occupation or Employment; Material Positions Held
and Current Business Address	During the Past Five Years and Business Addresses Thereof

Mr. Livaldo Aguiar dos Santos	President of Purchaser since its formation in 2010. Member of the Board of Executive Officers of Parent, since 2007; Chief Executive Officer and President of Parent, since 2007; prior thereto, Chief Executive Officer of Global Transporte Oceânico S.A., Integral Transporte e Agenciamento Marítimo Ltda and Oceanus Agência Marítima S.A., from 2004 to 2007 (Rua São Bento, 8 — 12[o] andar, Rio de Janeiro - RJ, Brazil, CEP 20090-010).
Mr. José Carlos Romi	Vice President of Purchaser since its formation in 2010. Member of the Board of Executive Officers of Parent, since 1990; Executive Officer in charge of Technology Development (R&D) and Purchasing in the Machine Tools and Plastic Processing Machines Unit of Parent, since September 2008; Executive Officer in charge of Technology Development (R&D) and Purchasing in the Machine Tools Unit of Parent, from December 2007 to August 2008; Executive Officer in charge of Manufacturing, Technology Development (R&D) and Purchasing in the Machine Tools Unit of Parent, from August 2004 to December 2007.
Mr. Luiz Cassiano Rando Rosolen	Vice President and a Director of Purchaser since its formation in 2010. Member of the Board of Executive Officers of Parent, since 2008; Controller and Executive Officer of Investor Relations of Parent, since October 2008; Manager of Investor Relations of Parent, from April 2007 to October 2008; Coordinator of Investor Relations of Parent, from December 2006 to March 2007; Audit Senior Manager of Deloitte Touche and Tohmatsu, an accounting and consulting firm, from May 2006 to December 2006 (Rua Alexandre Dumas, 1981, 04719-030 — São Paulo — SP, Brazil); Audit Manager at Deloitte LLP (USA), from September 2003 to April 2006.
Mr. André Luís Romi	Secretary of Purchaser since its formation in 2010. Legal Corporate Manager of Parent, since April 2009; Institutional Relation Manager of Parent, since 2005.

SCHEDULE II

ADDITIONAL INFORMATION REQUIRED BY THE
NEW YORK SECURITY TAKEOVER DISCLOSURE STATUTE

Information for New York Residents.  Article 16 of the New York Business Corporation Law (the “Security Takeover Disclosure Act”) sets forth certain information that must be disclosed to record owners of equity securities of a target company that are listed as having addresses of record in the State of New York. Except as set forth in this Schedule II, all information required to be disclosed pursuant to the Security Takeover Disclosure Act is set forth in this Offer to Purchase and is incorporated by reference in the Registration Statement filed pursuant to the Security Takeover Disclosure Act.

Purchaser was incorporated on March 24, 2010. Purchaser has not carried on any activities since its incorporation other than in connection with the Offer and the Merger. Accordingly, Purchaser has not had any earnings from operations or distributed any dividends, nor has Purchaser engaged in any significant community activities or made any significant charitable, cultural, educational or civic contributions.

Except for the directors and executive officers of Purchaser set forth in Schedule I, Purchaser has no employees. Accordingly, Purchaser has no existing pension plans, profit-sharing plans, savings plans, has not provided any educational opportunities or relocation adjustments to its employees. In the past five years, Purchaser has not settled any claim regarding, been the subject of any amendment regarding, or been found in any final adjudication to be in violation of, the National Labor Relations Act, the Occupational Safety and Health Act of 1970 or the Fair Labor Standards Act.

Except as otherwise described in this Offer to Purchaser, Purchaser has no present plans or proposals to make material changes in the Company’s business, corporate structure, management, personnel or activities which would have a substantial impact on residents of the State of New York.

II-1

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Delivery:
P.O. Box 3001 South Hackensack, NJ 07606 Attn: Reorganization Dept.	(For Eligible Institutions Only) (201) 680-4626	Newport Office Center VII 480 Washington Boulevard Mail Drop — Reorg. Attn: Reorganization Dept., 27th Flr. Jersey City, NJ 07310
Confirmation Receipt of Facsimile by Telephone Only: (201) 680-4860

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Amended and Restated Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll-free (888) 750-5834
Banks and Brokers may call collect (212) 750-5833

The Dealer Manager for the Offer is:

(877) 429-7459